FOR IMMEDIATE RELEASE

Greenlight Re to Host Investor Day in New York on November 17, 2022

GRAND CAYMAN, Cayman Islands – October 17, 2022 – Greenlight Capital Re, Ltd. (NASDAQ: GLRE) ("Greenlight Re" or the "Company"), a multiline property and casualty insurer and reinsurer, will host a live investor day in New York City on Thursday, November 17, 2022, beginning at 12pm ET.

At the event, members of the Company’s leadership team, including Chief Executive Officer Simon Burton and the Chairman of the Company’s Board of Directors, David Einhorn, will deliver a series of presentations followed by an open question-and-answer session.

Space for the event is limited, and advance registration is required. Interested parties should contact Greenlight Re’s Investor Relations representative, Karin Daly, at kdaly@equityny.com. An archive of the event, along with supporting materials, will be accessible through the Investor Relations section of Greenlight Re’s website at www.greenlightre.com.

About Greenlight Capital Re, Ltd.
Greenlight Re provides multiline property and casualty insurance and reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland, and its Lloyd's platform, Greenlight Innovation Syndicate 3456. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. In 2018, the Company launched its Greenlight Re Innovations unit, which supports technology innovators in the (re)insurance space by providing investment capital, risk capacity, and access to a broad insurance network.

Investor Relations Contact
Karin Daly
Vice President, The Equity Group Inc.
(212) 836-9623
IR@greenlightre.ky